EQUBOT LLC SUB-ADVISORY AGREEMENT

Sub-Advisory Agreement (this “Agreement”) entered into on October 1, 2017 by and between ETF Managers Group, LLC, a Delaware limited liability company with its principal place of business at 30 Maple Street, Summit, New Jersey 07901 (the “Adviser”), and Equbot LLC, a limited liability company organized under the laws of the State of Delaware with its principal place of business at 450 Townsend St., San Francisco, CA 94107 (the “Sub-Adviser”).

WHEREAS, ETF Managers Trust, a Delaware statutory trust (the “Trust”), is an open-end management investment company, registered as such under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Adviser is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated September---, 2017 (the “Advisory Agreement”) with the Trust, relating to the provision of investment advisory services;

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-advisers;

WHEREAS, the Trust is issuing a new series referred to as the AI Powered Equity ETF (the “Fund”);

WHEREAS, the Adviser and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement, and the Sub-Adviser is willing to provide such services.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.
Appointment and Acceptance of Appointment. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser to the Fund for the periods and on the terms herein set forth. The Sub- Adviser accepts such appointment and agrees to render the services herein set forth.

2.	Sub-Advisory Services.

3.
The Sub-Adviser shall, subject to the supervision and oversight of the Adviser, use its proprietary quantitative technology which leverages IBM’s Watson artificial intelligence to produce and deliver a quantitative model of the approximately 50 to 70 US listed stocks and REITS most likely to benefit from current economic conditions, trends and world events. Such services shall be in conformity with (i) the investment objective, policies and restrictions of the Fund set forth in the Trust’s prospectus and statement of additional information relating to the Fund, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Trust’s Chief Compliance Officer, or by the Trust’s Board of Trustees (“Board”), that have been furnished in writing to the Sub-Adviser, (ii) the written instructions and directions received from the Adviser and the Trust as delivered; and (iii) the requirements of the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (“Advisers Act”), and all other federal and state laws applicable to registered investment companies and the Sub-Adviser’s duties under this Agreement, all as may be in effect from time to time. The foregoing are referred to below together as the “Policies.”

The Sub-Adviser shall not have any authority or discretion to select brokers and dealers to execute transactions for the Fund, and thus shall have no liability in connection therewith.

4.
The Sub-Adviser has provided the Adviser with a true and complete copy of its compliance policies and procedures for compliance with “federal securities laws” (as such term is defined under Rule 38a-1 of the 1940 Act) and Rule 206(4)-7 of the Advisers Act (the “Sub-Adviser Compliance Policies”). The Sub-Adviser’s chief compliance officer (“Sub-Adviser CCO”) shall provide to the Trust’s Chief Compliance Officer (“Trust CCO”) or his or her delegate promptly after the request by the Trust CCO (and in no event more than 10 business days following such request) the following:

5.	a report of any material changes to the Sub-Adviser Compliance Policies;

6.	a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Adviser Compliance Policies;

7.	a copy of the Sub-Adviser CCO’s report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

8.
an annual (or more frequently as the Trust CCO may request) certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-1 under the 1940 Act as well as the foregoing sub-paragraphs (i) – (iii).

9.
The Sub-Adviser, in connection with its rights and duties with respect to the Fund and the Trust shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

10.
The Sub-Adviser shall furnish the Adviser reports as the Adviser may reasonably determine in such form as may be mutually agreed upon. The Sub-Adviser shall promptly respond to requests by the Adviser and the Trust CCO or their delegates for copies of the pertinent books and records maintained by the Sub-Adviser relating directly to the Fund. The Sub-Adviser shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material requested by or required to be delivered to the Board.

11.
Unless otherwise instructed by the Adviser, the Sub-Adviser shall not have the power, discretion or responsibility to vote any proxies in connection with securities in which the Sub-Advised Assets may be invested, and the Adviser shall retain such responsibility.

12.
The Sub-Adviser shall cooperate promptly and fully with the Adviser and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information  requests)  relating  to  the  Trust,  the  Fund  or  the  Adviser  brought  by any governmental or regulatory authorities. The Sub-Adviser shall provide the Trust CCO or his or her delegate with notice within a reasonable period of any deficiencies or other issues identified by the United States Securities and Exchange Commission (“SEC”) in an examination or otherwise that relate to or that may affect the Sub-Adviser’s responsibilities with respect to the Fund.

13.	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitments under this Agreement.

14.	Representations and Warranties of the Parties

15.	The Sub-Adviser represents and warrants to the Adviser as follows:

16.	The Sub-Adviser is a registered investment adviser under the Advisers Act;

17.
The Form ADV that the Sub-Adviser has previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will promptly provide the Adviser and the Trust with a complete copy of all subsequent amendments to its Form ADV;

18.	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage; and

19.	This Agreement has been duly authorized and executed by the Sub-Adviser; and

20.
The Sub-Adviser will maintain, keep current and preserve records on behalf of the Fund, in the manner required or permitted by the 1940 Act and the rules thereunder as are required of an investment adviser of a registered investment company (to the extent applicable). The Sub-Adviser agrees that such records are the property of the Fund, and shall be surrendered to the Fund or to the Adviser as agent of the Fund promptly upon request of either. The Fund acknowledges that the Sub-Adviser may retain copies of all records required to meet the record retention requirements imposed by law and regulation.

21.	The Adviser represents and warrants to the Sub-Adviser as follows:

22.	The Adviser is registered with the SEC as an investment adviser under the Advisers Act; and

23.	The Adviser and the Trust has duly authorized the execution of this Agreement by the Adviser.

(iii)          The Adviser is operating in material compliance with all laws and regulations in connection with its provision of services to the Fund, and will inform the Sub-Adviser’s CCO of any deficiencies or other issues identified by the SEC in an examination or otherwise that relate to or that may affect the Adviser’s responsibilities with respect to the Fund.

24.	Obligations of the Adviser.

The Adviser is responsible for the overall investment management program of the Trust and the Fund; and, other than expressly provided herein as relates to the Sub-Adviser obligations, is solely responsible for ensuring that the Fund is operated in compliance with all applicable laws and regulations. Adviser is also responsible for ensuring that the prospectus and statement of additional information applicable to the Fund conforms with all requirements of Form N-1A, and does not contain any misstatements of material fact or omissions thereof, except that Adviser shall not be responsible for ensuring the accuracy of information provided by the Sub-Adviser. The Adviser has furnished the Sub-Adviser with a copy of the prospectus and statement of additional information of the Fund and it agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser agrees to furnish the Sub-Adviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information that the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

25.
Use of Name. During the term of this Agreement, the Adviser shall have permission to use the Sub-Adviser’s name in the offering and marketing of the Fund, and agree to furnish the Sub-Adviser, for its prior approval at its principal office all prospectuses, brochures, advertisements, promotional materials, web-based information, proxy statements shareholder reports and other similar informational materials that are to be made available to shareholders of the Fund or to the public and that refer to the Sub-Adviser in any way. The Sub-Adviser agrees that the Adviser may request that the Sub-Adviser approve use of a certain type, and that the Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Sub-Adviser shall not use the Adviser’s name or the Trust’s name without the prior consent of the Adviser.

26.
Expenses. During the Term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with the performance of its duties under paragraph 2 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities or other investment instruments purchased or sold for the Fund.

27.
Compensation of the Sub-Adviser. As full compensation for all services rendered and expenses borne by the Sub-Adviser hereunder, the Advisor shall pay the Sub-Advisor five (5) basis points of the net assets under management of the Fund, as accrued on a daily basis, from and after such time that the net revenue of the Fund exceeds $ 319,300. Such compensation will be paid to the Sub-Adviser on a quarterly basis.

28.
Independent Contractor Status. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

29.	Liability and Indemnification.

30.
Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss directly resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Notwithstanding the foregoing, nothing herein shall be deemed to relieve the Sub-Adviser of any liability it would otherwise have under applicable federal or state laws.

31.	Indemnification.

32.
The Sub-Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Trust or the Fund and their respective affiliates and controlling  persons may sustain as a result of the Sub-Adviser’s breach of this Agreement or  its representations and warranties herein or as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the either of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

33.
The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence,  reckless disregard of their duties hereunder or violation of applicable law;  provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

34.	Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and:

35.
unless otherwise terminated, this Agreement shall continue for one year from the date of this Agreement, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

36.	this Agreement may at any time be terminated on 60 days’ written notice to the Sub- Adviser either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund;

37.	this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement;

38.	this Agreement may be terminated by the Sub-Adviser on 60 days’ written notice to the Adviser and the Trust, or by the Adviser immediately upon notice to the Sub-Adviser; and

39.	Termination of this Agreement pursuant to this Section 10 shall be without the payment of any penalty.

40.
Amendment. This Agreement may be amended at any time by mutual written consent of the Adviser and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Adviser, or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

41.
Assignment. The Sub-Adviser may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Sub-Adviser shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Trust and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement with the Sub-Adviser, and (c) prepare, file, and deliver any disclosure document to the Fund’s shareholders as may be required by applicable law. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 10(c) hereof) and, to the extent provided in paragraph 9 hereof, each Sub-Adviser and Adviser Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.  Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

42.
Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

43.
Confidentiality. Any information or recommendations supplied by either the Adviser or the Sub- Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Adviser may designate in connection with the Sub-Advised Assets.

44.
Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For: ETF Managers Group, LLC
30 Maple Street
Suite 2
Summit, NJ 07901

For:  Equbot LLC
798 Lakemuir Dr.
Sunnyvale, CA 94089
Attn: Chida Khatua

With a copy to:
2255 Merlot Lane
Livermore, CA 94550
Attn: Art Amador

For: ETF Managers Trust
30 Maple Street
Suite 2
Summit, NJ 07901

45.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

46.
Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey, or any applicable provisions of the Investment Company Act. To the extent that the laws of the State of New Jersey, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the Investment Company Act shall control. The parties consent to the jurisdiction of state and federal courts located in New Jersey.

47.
Severability and Survival. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 9, 13 15, 16 and 18 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on their behalf by their duly authorized officer.

ETF MANAGERS GROUP, LLC

By: /s/ Samuel Masucci III
Name: Samuel Masucci III
Title: Chief Executive Officer

EQUBOT, LLC
By: /s/ Arthur Amador
Name: Arthur Amador
Title: Chief Operating Officer